UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2007 (July 19, 2007)
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 19, 2007, Bob Evans Farms, Inc. (the “Company”), through certain of its affiliates, entered into notes and guarantees underlying a $100 million line of credit (the “Credit Line”) with National City Bank (“NCB”). The Credit Line replaces the Company’s existing $70 million line of credit with NCB entered into in November 2004.
     Although more than one note underlies the Credit Line, the aggregate amount of principal advances under all of the notes cannot exceed $100 million. The face amount of any standby letters of credit issued, or requested to be issued, by NCB under the notes also count toward the aggregate limit.
     The Credit Line is unsecured and NCB is not obligated to advance any amounts under the Credit Line. The Credit Line does not specify an interest rate for advances, and the interest rate applicable to each advance under the Credit Line will be agreed upon by the Company and NCB at the time the advance is made.
     The long-term debt under the Credit Line does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Therefore, pursuant to the instructions to Item 601(b) of Regulation S-K, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, copies of the instruments and agreements related to the Credit Line, which are not being filed as exhibits to this Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Dated: July 25, 2007	By:	/s/ Mary L. Garceau

Mary L. Garceau Vice President, General Counsel and Assistant Secretary

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